Exhibit 4.8
GEO GENESIS GROUP, LIMITED
Registered in the Republic of the Marshall Islands
No: 23087

WARRANT CERTIFICATE

No. of Warrants:	Exercise Price:	Final Exercise Date:
2,709,027	42.5 pence	7 April 2011

Warrants representing Subscription Rights for Common Shares of US$0.0001 each (“Common Shares”) in Geo Genesis Group, Limited (the “Company”)

This is to certify that:-

Orange Corporate Finance Limited
Vaughan Chambers
Vaughan Road
Harpenden
Hertfordshire AL5 4EE

is the registered holder of 2,709,027 Warrants, each of which entitles the holder to subscribe for one Common Share, subject to the Articles of Incorporation and the By-Laws of the Company and to the terms of the Warrant Instrument dated ● 2008.  The holder shall be entitled to subscribe for Common Shares upon exercise of the Warrants at the price of 42.5 pence per Common Share (subject to adjustment under the said Instrument), and may exercise the Warrants represented by this certificate in whole or in part and from time to time.

Dated ● 2008

Signed by [insert name of Director]                                         ) __________________
for and on behalf of                                                                    ) __________________
GEO GENESIS GROUP, LIMITED                                         ) __________________

No transfer of any or all of the Warrants represented by this Warrant Certificate will be registered without the production to the Company of this Warrant Certificate or an indemnity satisfactory to the Company.

NOTICE OF EXERCISE

To:                      The Directors

GEO GENESIS GROUP, LIMITED (“the Company”)

From:

Date:

I/We, the registered holder(s) of the Warrants represented by this Warrant Certificate hereby give notice of my/our wish to exercise:-

                       (see note 2)

of the Warrants represented by this Warrant Certificate.

I/We enclose a cheque or bankers’ draft drawn on a United Kingdom clearing bank in the sum of:-

£__________ (see note 2)

being payment in full at a price of 42.5 pence per Common Share for the total number of Warrants exercised and Common Shares for which I/we wish to subscribe.

I/We agree to accept the Common Shares to be allotted pursuant hereto subject to the Articles of Incorporation and By-Laws of the Company.  I/We desire all of such Common Shares to be registered in my/our name(s) (or such nominee identified below) and authorise the entry of my/our name(s) (or our nominee’s name) in the register of members in respect thereof.

NOMINEE (CREST DETAILS) (if applicable):

I/We hereby authorise the despatch of a Share Certificate in respect of the Common Shares to be allotted to me/us and a Warrant Certificate in my/our name(s) for any balance of my/our Warrants remaining exercisable by post at my/our risk to the address shown below or if no address is given to the registered address of the first named Holder.

ADDRESS FOR DESPATCH OF CERTIFICATES:

Signature(s) of registered holder(s)	Date(s)

NOTES:

1.
In the case of joint holdings, all holders must sign.  In the case of a corporation, this notice must be executed under its common seal or under the hand of some officer or attorney of the corporation duly authorised in that behalf.

2.
Please complete the number of Warrants that are to be exercised and the amount of the remittance enclosed at 42.5 pence per Warrant exercised.  If no number of Warrants is inserted but the notice is otherwise duly complete and a remittance enclosed, the notice will be deemed to relate to the Warrants in respect of which the remittance is enclosed at 42.5 pence per Warrant.

3.
In order to exercise the Subscription Rights, the registered holder(s) must complete this notice of subscription and lodge it at the registered office of the Company (with a copy of the same to be forwarded to c/o Henderson & Koplik, The Graybar Building, 420 Lexington Avenue, Suite 2831, New York, NY 10170, United States of America) accompanied by a remittance for the Subscription Price of the Common Shares in respect of which the Warrants are being exercised in accordance with the Warrant Instrument.  The rights are subject to adjustment as set out in the Warrant Instrument and completion and lodgement of this notice will in that event be deemed to be an exercise of the rights as so adjusted.

DATED                                                     2008

GEO GENESIS GROUP, LIMITED

_____________________________________________________

INSTRUMENT

constituting Warrants to subscribe
for 2,709,027 Common Shares of US$0.0001 each in
GEO GENESIS GROUP, LIMITED

______________________________________________________

THIS INSTRUMENT is made on  October 28th, 2008

BY:
GEO GENESIS GROUP, LIMITED registered in the Republic of the Marshall Islands under number 23087 whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro MH 96960, Marshall Islands (the “Company”).

WHEREAS:-

(A)
The Company has by a resolution of the Board passed on ● 2008 resolved to create and issue Warrants to subscribe for up to 2,709,027 Common Shares to be constituted in the manner hereinafter appearing.

(B)	This Instrument and the Schedules constitute the Warrants.

NOW THIS INSTRUMENT WITNESSES and the Company hereby declares as follows:-

1.	Interpretation

In this Instrument, the following expressions shall have the following meanings:-

“Board”	means the board of directors of the Company from time to time and “Directors” shall be construed accordingly;

“Business Day”	means a day when banks in London are open for normal clearing business;

“Certificate”	means a certificate in the form set out in Schedule 1 to this Instrument;

“Common Shares”	means common shares of US$0.0001 each in the capital of the Company;

“Register”	means the register of Warrantholders maintained by the Company; and

“Warrants”	the 2,709,027 Warrants constituted by this Instrument.

2.	Subscription Rights and Procedures

2.1
A registered holder for the time being of Warrants (“a Warrantholder”) shall have rights (“Subscription Rights”) to subscribe for the number of Common Shares set out in the Certificate by making payments in cash for all or such number of Common Shares as it shall specify and for which its holding of Warrants shall entitle it so to subscribe at a price of 42.5 pence per Common Share (the “Subscription Price”) subject to adjustment as provided in paragraph 3 below at any time within the period (the “Subscription Period”) commencing on the date of this Instrument and ending at 4:00 p.m. GMT on 7 April 2011 (“Final Exercise Date”).  The Subscription Rights will not be exercisable in respect of a fraction of a share.  The Subscription Price shall be payable in full on exercise of a Warrant.

2.2
In order to exercise its Subscription Rights a Warrantholder must lodge at the registered office for the time being of the Company (with a copy of the same to be forwarded to c/o Henderson & Koplik, The Graybar Building, 420 Lexington Avenue, Suite 2831, New York, NY 10170, United States of America) its Certificate, having completed the notice of exercise thereon in the form of the draft set out in Schedule 2 to this Instrument, and specifying the number of Warrants in respect of which the Subscription Rights are exercised (“Notice of Exercise”) accompanied by a remittance for the aggregate subscription monies for the Common Shares in respect of which the Subscription Rights are exercised (by cheque(s) drawn on a United Kingdom clearing bank).  Once lodged, a Notice of Exercise shall be irrevocable save with the consent of the Board.  Compliance must also be made with any statutory requirements for the time being applicable.  A Notice of Exercise which is completed and lodged otherwise than in accordance with this sub-clause shall be of no effect.

2.3
Common Shares issued pursuant to the exercise of Subscription Rights will be allotted not later than and with effect from 21 days after the lodging of the relevant Notice of Exercise and payment of the aggregate Subscription Price.  Share certificates in respect of such Common Shares or an amended CREST member account statement will be issued free of charge not later than 28 days after the date of such lodging.  In the event of a partial exercise of the Subscription Rights comprised in a Certificate, the Company shall, at the time of issue of share certificates or amended CREST member account statement, issue free of charge a new Certificate in the name of the Warrantholder for any balance of his Subscription Rights remaining exercisable.

2.4
Common Shares allotted pursuant to the exercise of Subscription Rights will rank for all dividends or other distributions declared after the date of allotment of such shares, but not before such date, and otherwise pari passu in all respects with the Common Shares in issue on the date of such exercise.

2.5	Any Subscription Rights not exercised prior to the expiry of the Subscription Period shall lapse.

3.	Adjustment of Subscription Rights

3.1
After any allotment of Common Shares by way of capitalisation of profits or reserves to holders of the Common Shares on the register on a date or by reference to a record date prior to the Final Exercise Date or upon any sub-division or consolidation of the Common Shares on or by reference to such a date, the number and/or nominal value of Common Shares to be subscribed for on any subsequent exercise of the Subscription Rights will be increased or reduced, as the case may be, in due proportion and/or the Subscription Price will be adjusted accordingly.  On any such capitalisation, sub-division or consolidation, the auditors for the time being of the Company shall certify their opinion as to the appropriate adjustments and notice thereof will be sent to each Warrantholder within 21 days thereafter together with a Certificate in respect of any additional Common Shares for which he is thereby entitled to subscribe, fractional entitlements being ignored.

3.2
If, on a date (or by reference to a record date) on or before the Final Exercise Date, the Company makes any offer or invitation (whether by rights issue or otherwise) to the holders of the Common Shares, or any offer or invitation (not being an offer to which paragraph 10.2 below applies) is made to such holders otherwise than by the Company, then the Company shall, so far as it is able, procure that at the same time the same offer or invitation is made to the Warrantholders as if their Subscription Rights had been exercised on the day immediately preceding the date, or, as the case may be, the record date of such offer or invitation provided that if the Directors so resolve in the case of any such offer or invitation made by the Company, the Company shall not be required to procure that the same offer or invitation is made to the Warrantholders but the Subscription Price shall be adjusted in such manner as the auditors shall certify to be appropriate.  Any such adjustment shall become effective as at the record date for the offer or invitation.  The Company shall give notice to Warrantholders within 28 days of any adjustment made pursuant to this paragraph, and, if appropriate, despatch new Certificates to Warrantholders.

4.	Stock Exchange Dealings

Provided that at the time of issue of Common Shares pursuant to the exercise of Warrants, the Common Shares (or any of them) are traded on the AIM market of London Stock Exchange plc or the PLUS-quoted market of PLUS Markets plc or permission has been granted for dealings therein on any other recognised investment exchange in any part of the world, the Company will apply to such body for permission to deal in or for listing or quotation of such Common Shares (as the case may be) with effect from the date of allotment of such Common Shares and shall use its reasonable endeavours to secure such permission, listing or quotation.

5.	Winding Up

If an order is made or an effective resolution is passed on or before the Final Exercise Date for the voluntary winding up of the Company (except for the purpose of reconstruction or amalgamation, in which case the Company will procure that each Warrantholder is granted by the reconstructed or amalgamated company a substituted warrant of a value equivalent to the value of his Warrants (and on equivalent terms) immediately prior to such reconstruction or amalgamation in substitution, as the Warrantholder(s) acknowledge(s) for and to the exclusion of the Warrant) each Warrantholder will be entitled for the purpose of ascertaining his rights in the winding up to be treated as if he had immediately before the date of the passing of the resolution fully exercised his rights to acquire Common Shares pursuant to his Warrants and shall be entitled to receive out of the assets available in the liquidation pari passu with the holders of the Common Shares such a sum as he would have received had he been the holder of all such Common Shares to which he would have become entitled by virtue of such exercise after deducting a sum equal to the sum which would have been payable in respect of such exercise.  The rights of the Warrantholders under this paragraph 5 shall be calculated by the auditors of the Company for the time being whose determination shall (save in the case of manifest error) bind the Company and the Warrantholders.  Subject to this paragraph the Warrants shall lapse on liquidation of the Company.

6.	Variation of Rights

6.1
All or any of the rights for the time being attached to the Warrants may from time to time (whether or not the Company is being wound up) be altered or abrogated with the consent in writing of the Company and with either the consent in writing of Warrantholders entitled to subscribe for not less than 75 per cent. of the Common Shares which are subject to outstanding Warrants or with the sanction of a Resolution of the Warrantholders.  All the provisions of the By-Laws of the Company as to meetings of shareholders of the Company shall mutatis mutandis apply to any separate meeting of the Warrantholders as though the Warrants were a class of shares forming part of the share capital of the Company and as if such provisions were expressly set out in extenso herein but so that:-

6.1.1	the necessary quorum shall be Warrantholders (present in person or by proxy) entitled to subscribe for one-third in nominal amount of the Common Shares subject to outstanding Warrants;

6.1.2
every holder of an outstanding Warrant present in person at any such meeting shall be entitled on a show of hands to one vote and every such holder present in person or by proxy at any such meeting shall be entitled on a poll to one vote for every Common Share for which he is entitled to subscribe pursuant to the Warrants;

6.1.3	any holder or holders of 10 per cent. or more of the aggregate outstanding Warrants present in person or by proxy may demand or join in demanding a poll;

6.1.4	if at any adjourned meeting a quorum as above defined is not present those holders of outstanding Warrants who are then present in person or by proxy shall be a quorum.

6.2
“Resolution” for the purposes of this paragraph 6 means a resolution proposed at a meeting of the holders of outstanding Warrants duly convened and held and passed by a majority consisting of not less than 75 per cent. of the votes cast, whether on a show of hands or on a poll.

7.	Death or Bankruptcy

7.1
The executors or administrators of a deceased Warrantholder (not being one of two or more joint Warrantholders) and in the case of the death of one or more of several joint Warrantholders the survivor or survivors of such joint Warrantholders shall be the only persons recognised by the Company as having any title to or interest in the Warrants of such deceased Warrantholder.

7.2
Any person becoming entitled to Warrants in consequence of the death or bankruptcy of a holder of such Warrants or of any other event giving rise to the transmission of such Warrants by operation of law may upon producing such evidence of his entitlement as the Company shall think sufficient be registered himself as the holder of such Warrants.

7.3
Any person becoming entitled to a Warrant in consequence of the death or bankruptcy of a Warrantholder shall be entitled to receive and may give a good discharge of any monies payable in respect thereof but shall not be entitled to receive notices of or to attend or vote at meetings of the Warrantholders or (save as aforesaid) to any of the rights or privileges of a Warrantholder until he shall have become a holder of Warrants.

8.	Lost or Destroyed Certificates

8.1
If any Certificate is worn out or defaced then upon production of such certificate to the Board they may cancel the same and may issue a new Certificate in lieu thereof.  If any such Certificate be lost or destroyed then upon proof thereof to the reasonable satisfaction of the Board (or in default of proof, on such indemnity as the Board may deem adequate, being given) a new Certificate in lieu thereof may be given to the persons entitled to such lost or destroyed Certificate free of charge (save as regards any payment pursuant to any such indemnity).

8.2	An entry as to the issue of the new Certificate and indemnity (if any) shall be made in the Register.

9.	Notices

9.1
Any notice or other document (including a Certificate) may be given or sent to any Warrantholder by sending the same by post in a pre-paid envelope addressed to such Warrantholder to his registered address.

9.2	In the case of joint holders a notice given to the Warrantholder whose name stands first in the Register in respect of such Warrants shall be sufficient notice to all joint holders.

9.3
Notice may be given to the persons entitled to any Warrant in consequence of the death or bankruptcy of any Warrantholder by sending the same by post in a pre-paid envelope addressed to them or the representative or trustee of such holder at the address supplied for the purpose by such person or (until such address is supplied) by giving notice in the manner in which it would have been given if the death or bankruptcy had not occurred.

9.4
Any notice required to be given to the Company hereunder may be given either personally or by sending it by post to the registered office of the Company (with a copy of the same to be forwarded to c/o Henderson & Koplik, The Graybar Building, 420 Lexington Avenue, Suite 2831, New York, NY 10170, United States of America).

9.5
Any notice given or document sent by post shall be deemed to be served or received at the expiration of five Business Days after the time when it is posted.  In proving such service or receipt it shall be sufficient to prove that the envelope containing the notice or document was properly addressed, stamped and posted.

9.6
Any person who by operation of law, transmission or other means whatsoever shall become entitled to any Warrant shall be bound by every notice in respect of such Warrant which prior to his name and address being entered on the Register shall be duly given to the person from whom he derives his title to such Warrant.

10.	General

10.1	The Company shall keep available for issue sufficient authorised but unissued share capital to satisfy in full all Subscription Rights remaining exercisable.

10.2
If at any time whilst the Subscription Rights remain capable of being exercised an offer or invitation is made to all shareholders of the Company (or all such shareholders other than the offeror and/or any company controlled by the offeror and/or persons acting in concert with the offeror) to acquire the whole or any part of the issued share capital of the Company and the Company becomes aware that as a result of such offer or invitation the right to cast a majority of votes which may ordinarily be cast at a meeting of shareholders of the Company has become vested in the offeror and/or such persons or companies as aforesaid, the Company shall, so far as it is able, procure that a like offer or invitation is made or extended at the same time to each Warrantholder as if the Warrants had been exercised in full and as if the Common Shares issued pursuant to such exercise had been issued immediately prior to the record date for such an offer or invitation.

10.3	The Company shall send to the Warrantholders a copy of every document sent to the holders of its Common Shares at the same time as it is sent to such holders.

11.	Transfer

Each Warrant will be registered and will be transferable by instrument of transfer in any usual or common form.  The provisions governing transfer of Common Shares in the By-Laws of the Company shall apply to the transfer of Warrants.  When a Warrantholder transfers part only of its holding of the Warrants the old Certificate shall be cancelled and a new Certificate for the balance of such Warrants issued without charge.  No beneficial interest in any Warrant shall be disposed of without the presentation for registration of a transfer and Certificate in respect of such Warrant in accordance with this Instrument.

12.	Register

The Company shall keep the Register at its registered office or such other office at which the register of shareholders of the Company is maintained in which shall be entered:-

12.1	the names and addresses of the holders for the time being of the Warrants;

12.2	the number of Warrants held by every Warrantholder;

12.3	the date upon which the name of every such registered holder is entered in respect of the Warrants standing in his name;

12.4	the serial number of each Certificate issued and the date of issue thereof.

13.	Governing Law

This Instrument shall be subject to and governed by Marshall Islands law.  The courts of the Republic of the Marshall Islands shall have non-exclusive jurisdiction in relation to any dispute arising under this Instrument.

Signed by [insert name of Director]	)
for and on behalf of	)
GEO GENESIS GROUP, LIMITED	)

SCHEDULE 1

GEO GENESIS GROUP, LIMITED
Registered in the Republic of the Marshall Islands
No: 23087

WARRANT CERTIFICATE

WARRANT REPRESENTING SUBSCRIPTION RIGHTS
FOR COMMON SHARES OF US$0.0001 EACH (“COMMON SHARES”)
IN GEO GENESIS GROUP, LIMITED (THE “COMPANY”)

This is to certify that ________________ of _______________________________________ is the registered holder of _______________ Warrants which entitle the holder to subscribe for Common Shares of US$0.0001 each in the capital of the Company subject to the Articles of Incorporation and the By-Laws of the Company and to the terms of the Warrant Instrument dated ● 2008.  The holder shall be entitled to subscribe for Common Shares upon exercise of the Warrants at a price of 42.5 pence per Common Share (subject to adjustment under the said Instrument), but may exercise the Warrants in whole or in part and from time to time.

Dated October 28th 2008

Signed by [insert name of Director]	)
for and on behalf of	)
GEO GENESIS GROUP, LIMITED	)

No transfer of any or all of the Subscription Rights represented by this Warrant will be registered without the production of this Warrant or an indemnity satisfactory to the Company.

SCHEDULE 2

NOTICE OF EXERCISE

To:                      The Directors

GEO GENESIS GROUP, LIMITED (the “Company”)

From:

Date:

Part A

I/We, the registered holder(s) of this Warrant hereby give notice of my/our wish to exercise my/our Subscription Rights in respect of ______________(see note 2) Common Shares of US$0.0001 each in the capital of the Company in accordance with the particulars below.

I/We enclose a cheque or bankers’ draft drawn on a United Kingdom clearing bank in the sum of £___________ being payment in full at a price of 42.5 pence per share for the total number of Common Shares for which I/we wish to subscribe.

Part B

I/We agree to accept the Common Shares to be allotted pursuant hereto subject to the Articles of Incorporation and the By-Laws of the Company.  I/We desire all of such Common Shares to be registered in my/our name(s) (or such nominee identified below) and authorise the entry of my/our name(s) (or our nominee’s name) in the register of shareholders in respect thereof.

Part C

I/We hereby authorise the despatch of the Certificate/CREST statement in respect of the Common Shares to be allotted to me/us and a Warrant in my/our name(s) for any balance of my/our Subscription Rights remaining exercisable by post at my/our risk to the address shown above or if no address is given to the registered address of the first named Holder.

Signature(s) of registered holder(s)	Date(s)

NOTES

1.
In the case of joint holdings, all holders must sign.  In the case of a corporation, this notice must be executed under its common seal or under the hand of some officer or attorney of the corporation duly authorised in that behalf.

2.
Please insert in Part A the number of Common Shares in respect of which the Subscription Rights are to be exercised.  If no number of Common Shares is inserted but the notice is otherwise duly complete, the notice will be deemed to relate to all the Common Shares for which this Warrant entitles the registered holder(s) to subscribe.

3.
In order to exercise the Subscription Rights, the registered holder(s) must complete this notice of subscription and lodge it at the registered office of the Company (with a copy of the same to be forwarded to c/o Henderson & Koplik, The Graybar Building, 420 Lexington Avenue, Suite 2831, New York, NY 10170, United States of America) accompanied by a remittance for the Subscription Price of the Common Shares in respect of which the Subscription Rights are being exercised in accordance with the Warrant Instrument.  The rights are subject to adjustment as set out in the Warrant Instrument and completion and lodgement of this notice will in that event be deemed to be an exercise of the rights as so adjusted.